CarCarePro, Inc.

CarCarePro provides a loyalty & rewards solution for automobile dealership service departments that includes a car owners mobile app. Cumulative mileage tracking enables timely & relevant messages to be sent to vehicle owners advising what services are needed to maintain optimum vehicle reliability.


CarCarePro SM

Invest

$99.20 minimum investment

DEADLINE: November 28, 2023

in 2 months

SHARE PRICE

$0.40

TOTAL RAISED

$0

VALUATION

$2,720,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Loyalty and Messaging Solutions for Auto Dealers



Loyalty Solutions



Messaging Solutions



Certification

CarCarePro is a B2B SaaS solution for automobile dealership service and repair operations that provides high value to dealerships and their car owner customers. Company founders are “car guys” with decades of experience in emerging technology.

> *"Auto dealer service departments love tools and we're excited to bring a new tool to market designed just for them."*
>
> – Todd Cripe
> Co-founder/Chairman, CarCarePro

The subscription based solution aims to fill a void in the automotive repair segment for a loyalty, rewards and messaging solution that enables automobile dealers to develop lifetime relationships with their vehicle owner customers. Service and repair is very important to automobile dealers because 50% of a dealer’s profits come from their service and repair business.

CarCarePro requires no hardware to be installed in a vehicle. **The solution tracks miles driven to compare with the manufacturer’s recommended service program.** Timely, personalized and relevant messages are sent to the vehicle owner who is eligible to earn the coveted CPOV (certified pre-owned vehicle) status for their vehicle when they perform necessary maintenance. CPOV status is transferable when a vehicle is sold, so CPOV car sellers are able to realize higher resale values and CPOV car buyers are comforted knowing they are buying a car that has been properly maintained.

SUCCESS TO DATE

Since forming the company in February of this year we have done the following:

- Entered into an exclusive licensing arrangement for intellectual property owned by BlueConnect Automotive that includes the **CarCarePro mobile app**.
- Segmented responsibility for sales and support of CarCarePro by Direct and Indirect sales channel members.
- Established an Indirect Sales Channel and entered into a definitive agreement with reseller Dealership Innovations.
- Completed UX (user interface) development for the automobile dealership dealer portal.
- Auto Tech Outlook has named CarCarePro as one of their **Top Ten Auto Tech Startups for 2023**.

From the Founders:


CarCarePro
8 / 22
CarCarePro Founders
Craig Tieman
Founder
Delphi Hall of Fame
Multiple Published Patents
Todd Cripe
Founder
Executive Strategy Expertise
Entrepreneur & Car Guy
Founders who understand cars and vehicle maintenance

PROBLEM



8 / 17
B2B Software for Auto Dealer Service Operations
Change the game with a CPOV program
10% OFF
ANY OIL CHANGE
"Repair shops are a commodity, they're all the same."
"How do I know this car I'm buying was properly maintained?"
CarCarePro – Solve the Dealer Commodity Problem

Automobile dealerships and car owners both have unique problems that they have not been able to solve.

Auto dealers have sophisticated software solutions that specifically focus on selling cars, but have no effective tools that focus on increasing service and repair revenue. Increasing service and repair revenues is challenging for auto dealers because they struggle to convince car owners that their service operations are more than a commodity.

Car owners know they can get the same quality of service offered by the auto dealer at a similar cost from multiple automotive repair shops, so customer loyalty and repeat service business is difficult to capture. 50% of an automotive dealership profits come from their service operations, so not being able to secure repeat service business has a direct impact on their bottom line.

Many car owners are uninformed or apathetic about what services are required to maintain their vehicles in optimum condition. Trusted advice on what services are required and when they should be performed is challenging to find. Existing solutions that provide communication between automobile dealer and car owner are often antiquated or cumbersome leading to frustration and nonproductive relationships. Car owners are not incentivized to take proper care of their vehicles. Purchasers of used cars have no way of knowing if the vehicle they are purchasing has been properly cared for.

SOLUTION

We believe CarCarePro is the problem-solving solution that bridges the gap between car owners and automobile dealership service departments.

For dealerships, CarCarePro enables the dealer to provide a free tool with high perceived value to their customers. Unlike car care solutions provided by vehicle manufacturers, the dealer is in complete control of CarCarePro which allows them to own and manage the customer relationship for all customers regardless of year, make or model of their vehicle.

The primary purpose of CarCarePro is to send reliable advice on what vehicle maintenance is required for a specific vehicle at a specific time, with incentives to have the service performed at the dealership. However, the robust messaging capabilities available within CarCarePro allow the dealer to create any type of campaign for any subset of their customer base to provide ongoing personalized and relevant communications designed to build lifetime customers. Campaign effectiveness is clearly visible through easy to understand reports available on demand.


12:30
My Garage
CPOV Status
Gold
2019 Mercedes E Class
25,491 Miles
Service Due In
550 Miles
Schedule
CPOV Status
Silver
2012 Ford F-150
157,300 Miles
Service overdue
Schedule
12:30
My Garage
CPOV Status
Gold
2019 Mercedes E Class
Congratulations!
your vehicle is now a Gold Star Certified Pre-owned Vehicle!
2012 Ford F-150
157,300 Miles
Service overdue
Schedule

For car owners, CarCarePro aims to be a trusted service advisor that informs the car owner of what services are required at what time in order to maintain optimum vehicle reliability and performance. The loyalty and rewards component of CarCarePro enables car owners to cumulate points that are redeemable for any products or services their dealership makes available. CarCarePro aims to solve communication issues with their dealership by providing a familiar user interface for seamless and effective communications with the service department. CarCarePro also enables the car owner to earn transferable Certified Pre-owned Vehicle status for their vehicle designated by a gold star. The gold star allows car buyers to know that the vehicle they are buying is known to have been properly maintained.

BUSINESS MODEL

CarCarePro is planned to be a recurring revenue B2B SaaS solution that includes a web-enabled loyalty and messaging solution for automobile dealerships and a mobile car care app for car owners.

The financial model is very simple: the automobile dealership can pay CarCarePro for each subscription, then they provide the mobile app to their customers for free so long as the customer continues to come back to the dealership for vehicle service and repair.

MARKET

The initial target market for CarCarePro is the 16,000 new car automobile dealerships in the United States. Each dealership has the potential to provide CarCarePro subscriptions to their entire customer base. Total number of potential subscriptions for CarCarePro is equivalent to the over 275 million vehicles on the road in the United States.

TEAM



Todd Cripe

Co-founder/Chairman

Todd is a lifetime "car guy" who has spent decades involved with emerging technology. He has deep experience in creating and leading multi-channel sales organizations, requiring a delicate balancing act to generate good results and perpetuate harmony between direct and indirect channels. Todd has been an executive and partner in multiple companies ranging from retail technology to wholesale live fishing bait and tackle and is Chairman of the 501(c)3 charity Kenyan Outreach, Inc.

Todd and wife Cheryl have lived in the same house in Marietta, Georgia since 1996 and have two adult children living on the West Coast. In his spare time, Todd enjoys a good IPA while working on his DIY car guy projects including a restomod 1954 Chevy truck.



Craig Tieman

Co-founder/CTO

Craig started his career in aerospace then transitioned into the automotive industry. His accolades are many, including being a member of the Delphi Automotive Innovation Hall of Fame. During the pandemic, Craig and his development team at BlueConnect Automotive created a car care mobile app which was eventually provided to exclusive licensee CarCarePro, Inc as the foundational IP for the CarCarePro solution.

Craig and wife Kim relocated from Indiana to Punta Gorda, Florida in 2021, but remain actively involved with their children and grandchildren in Indiana. In his spare time Craig is active with his church, updating his home, and enjoys all the amenities and good weather that come with living on Florida's Gulf Coast.



Steve Dierckes

CFO/COO

Steve has a background in finance and operations, with an affinity for Agile methodologies. Steve currently fills the dual role of fractional CFO and fractional COO for CarCarePro, Inc and has played an essential part in developing CarCarePro's go to market plan and pro forma. Steve is committed to continuing in his current dual fractional finance and operations roles until the company generates sufficient activity to enable him to transition into a full time CFO role.

Steve and his wife Carol live in Indianapolis, where they've been upgrading and renovating an older property. Beyond that, they enjoy travel and spending time with their 4 grown children, and the star of the show, their only granddaughter.

USE OF PROCEEDS

If the offering's maximum amount of $400,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$50,000	12.5%
Software Development	$200,000	50.0%
Software Testing	$50,000	12.5%
General & Administrative Expenses	$10,000	2.5%
Marketing Expense	$40,000	10.0%
Reserved Funds	$30,400	7.6%
Intermediary fees	$19,600	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in CarCarePro, Inc. . This offering must raise at least $10,000 by November 28, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. CarCarePro, Inc. may issue additional securities to raise up to $400,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,800,000 shares
× $0.40 per share

$3,120,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

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UPDATES

Sep 27, 2023 • Primary offering of 1,000,000 shares at $0.40

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